Exhibit 99.1

Sensei Biotherapeutics Reports Second Quarter 2025 Financial Results and Provides Corporate Update

- Full data for Phase 1/2 dose expansion cohort expected by year-end 2025 -

- Cash runway into the second quarter of 2026 -

BOSTON, MA – August 5, 2025– Sensei Biotherapeutics, Inc. (Nasdaq: SNSE), a clinical stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients, today reported financial results for the second quarter 2025, and provided a corporate update.

“The second quarter was a key inflection point for Sensei, as we now transition from early response-focused readouts to longer-term and commercially relevant efficacy signals with the maturity of the data from our Phase 1/2 study of solnerstotug,” said John Celebi, President and CEO of Sensei. “Solnerstotug has demonstrated a favorable safety profile and in combination with cemiplimab has not demonstrated significant additional toxicity relative to what is typically observed with PD-(L)1 monotherapy, which we believe could translate into better patient adherence and more meaningful long-term outcomes with continued treatment, as well as physician preference and payor interest.”

“As we look to next steps in the clinical advancement of solnerstotug, we envision multiple Phase 2 studies across PD-(L)1 resistant tumor types, aligned with unmet need and commercial potential. We view these differentiated opportunities as potentially derisking overall, while positioning solnerstotug for multiple indications in high-value immunotherapy segments of the ~$50 billion PD-(L)1 market,” added Mr. Celebi. “We continue to work on finalizing the Phase 2 strategy for solnerstotug, which will be strongly influenced by the full dose expansion dataset we plan to present later this year.”

Solnerstotug (formerly SNS-101) is a conditionally active antibody designed to selectively target the immune checkpoint VISTA (V-domain Ig suppressor of T cell activation) within the tumor microenvironment. VISTA is implicated in numerous cancer indications and its expression correlates with low survival rates.

Sensei’s ongoing multi-center Phase 1/2 clinical trial is evaluating the safety, tolerability, pharmacokinetics, pharmacodynamics, and efficacy of solnerstotug as both a monotherapy and in combination with Regeneron’s PD-1 inhibitor Libtayo® (cemiplimab) in patients with advanced solid tumors.

Clinical Program Highlights:

•	Full dose expansion data, including 6-month progression free survival (PFS), from the Phase 1/2 study continues to be expected by year-end 2025.

•	Enrollment in the Phase 1/2 dose expansion cohort is complete with a total of 64 patients, including:

•	10 “cold” MSS CRC patients in the monotherapy arm

•

54 patients in the cemiplimab combination arm consisting of 10 “cold” MSS CRC patients and 44 “hot” tumor patients. 41/44 patients in the “hot” tumor cohort had received and progressed on a prior PD-(L)1 inhibitor.

•

On March 27th, Sensei announced favorable preliminary clinical data in PD-(L)1 resistant patients from the dose expansion stage of its ongoing Phase 1/2 trial, demonstrating favorable activity in patients with PD-(L)1 resistant “hot” tumors. Solnerstotug continued to be well tolerated, with no dose-limiting toxicities, and the majority of AEs Grade 1 or 2 in severity.

•	A replay of the March 2025 webcast related to the preliminary data, featuring study investigator Dr. Shiraj Sen, is available on the Sensei website.

Corporate Updates:

•

On July 30th, the Company announced that clinical data from the dose expansion cohort of the Phase 1/2 trial of solnerstotug alone and in combination with cemiplimab will be presented in a mini oral session at the European Society for Medical Oncology (ESMO) Congress 2025, being held October 17-21, 2025 in Berlin, Germany.

•	Sensei regains Nasdaq compliance following the 1-for-20 reverse split of its common stock, which became effective at 5:00 p.m. ET on June 16th, and subsequent 10-day bid price remaining above $1.

•

On April 7th, John Celebi participated in a panel discussion titled “New Radiotherapy and Targeted Therapy Approaches” at the Canaccord Genuity Horizons in Oncology Virtual Conference. The panel focused on emerging innovations in cancer treatment and Sensei’s approach to selectively modulating the tumor microenvironment.

Second Quarter 2025 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $28.6 million as of June 30, 2025, as compared to $41.3 million as of December 31, 2024. Sensei expects its current cash balance to fund operations into the second quarter of 2026.

Research and Development (R&D) Expenses: R&D expenses were $2.5 million for the quarter ended June 30, 2025, compared to $4.6 million for the quarter ended June 30, 2024. The decrease in R&D expenses was primarily attributable to lower personnel and facilities costs, and reduced manufacturing cost.

General and Administrative (G&A) Expenses: G&A expenses were $2.7 million for the quarter ended June 30, 2025, compared to $3.2 million for the quarter ended June 30, 2024. The decrease in G&A expense was primarily attributable to lower personnel costs.

Net Loss: Net loss was $4.9 million for the quarter ended June 30, 2025, compared to $7.1 million for the quarter ended June 30, 2024.

About Sensei Biotherapeutics

Sensei Biotherapeutics (Nasdaq: SNSE) is a clinical stage biotechnology company focused on the discovery and development of next-generation therapeutics for cancer patients. Through its TMAb™ (Tumor Microenvironment Activated biologics) platform, Sensei develops conditionally active therapeutics designed to disable immunosuppressive signals or activate immunostimulatory signals selectively in the tumor microenvironment to unleash T cells against tumors. Sensei’s lead product candidate is solnerstotug, a conditionally active antibody designed to block the V-domain Ig suppressor of T cell activation (VISTA) checkpoint selectively within the low pH tumor microenvironment, where VISTA acts as a suppressor of T cells by binding the receptor PSGL-1. For more information, please visit www.senseibio.com, and follow the company on X @SenseiBio and LinkedIn.

Condensed Statements of Operations

(Unaudited, in thousands except share and per share data)

	Three Months Ended June 30,
	2025	2024
Operating expenses:
Research and development	$2,533	$4,584
General and administrative	2,673	3,203

Total operating expenses	5,206	7,787

Loss from operations	(5,206)	(7,787)
Total other income	270	645

Net loss	(4,936)	(7,142)

Net loss attributable to common stockholders	(4,936)	(7,142)

Net loss per share, basic and diluted	$(3.91)	$(5.69)

Weighted-average common shares outstanding, basic and diluted	1,260,867	1,255,145

Selected Condensed Balance Sheet Data

(Unaudited, in thousands)

	June 30, 2025	December 31, 2024
Cash and cash equivalents	$12,557	$9,994
Marketable securities	16,071	31,341
Total assets	31,783	45,361
Total liabilities	4,469	6,975
Total stockholders’ equity	27,314	38,386

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe”, “designed to,” “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Sensei’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of Sensei’s product candidates, the timing of Sensei’s Phase 1/2 clinical trial of solnerstotug, including reporting of data therefrom, the planning and strategy for Phase 2 clinical studies of solnerstotug, and its belief that its existing cash and cash equivalents will be sufficient to fund its operations into the second quarter of 2026. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Sensei’s product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Sensei’s product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical studies and clinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Sensei’s product candidates; the risk that Sensei’s product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Sensei anticipates; risks associated with Sensei’s dependence on third-party suppliers and manufacturers, including sole source suppliers, over which Sensei may not always have full control; risks regarding the accuracy of Sensei’s estimates of expenses, capital requirements and needs for additional financing; and other risks and uncertainties that are described in Sensei’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on August 5, 2025 and Sensei’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Sensei as of the date of this release, and Sensei assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor and Media Contact:

Joyce Allaire

LifeSci Advisors

Jallaire@lifesciadvisors.com